Contact: David J. Osdoba, Jr.                                       EXHIBIT 99.1
         612-520-8500


                              FOR IMMEDIATE RELEASE


              GROW BIZ INTERNATIONAL INC. ANNOUNCES EARNINGS CHARGE

Minneapolis, MN (May 18, 2000) -- Grow Biz International, Inc. announced today that it will be booking a charge to earnings in the second quarter of approximately $2.5 million. This charge consists primarily of two components. First, approximately one-half of the charge relates to management's assessment of current information relating to notes receivable booked in connection with a sale of Company-owned stores. The other component relates to management's strategic decision to re-evaluate certain of its franchising concepts and Company-owned stores that are not performing at expected levels. In conjunction with this decision, management has written-off certain intangible assets that are under-performing or are not consistent with its core strategy - franchising.

John L. Morgan, Chairman and CEO, stated, "In order to turn the Company around we believe these changes are necessary."

Mr. Morgan went on to say, "We are continuing to work on financing to replace our current credit facilities that expire on July 31, 2000 and are not being renewed by our bank. We anticipate that financial institutions will require the Company to raise additional funds or provide a guarantee from a third party in connection with the refinancing."

Grow Biz International, Inc. develops franchises which operate value-oriented retail concepts for stores that buy, sell, trade and consign used and new merchandise. At March 25, 2000, the Company had 1,131 stores in operation and an additional 88 franchises awarded but not open. Of the stores in operation, there were 596 Play It Again Sports(R), 224 Once Upon A Child(R), 209 Computer Renaissance(R), 80 Music Go Round(R), 13 Retool(R) and 9 Plato's Closet(R) stores.